Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

June 18, 2009

YRC WORLDWIDE FINALIZES AGREEMENT WITH TEAMSTERS PENSION FUND

•	Agreement with Central States provides relief for immediate funding obligations

•	Bank amendment releases escrow funds

•	Sale and leaseback transactions continue to close

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has finalized an agreement with Central States, Southeast and Southwest Areas Pension Fund (“Central States”) in which the company will provide certain of the company’s real estate as collateral in lieu of making pension contribution payments during the second quarter. The estimated combined contribution payment deferral to Central States is approximately $83 million. The agreement calls for the company to repay the deferred contributions over three years beginning in January 2010.

Central States is the largest of the company’s International Brotherhood of Teamsters (“IBT”) multi-employer defined benefit pension funds, representing 58 percent of the company’s monthly pension funding obligations. YRC Worldwide is also finalizing discussions with its other IBT multi-employer pension funds to join as participants in this same agreement. Currently, the company has deferred about $50 million related to these other funds.

In addition, YRC Worldwide announced that it finalized an amendment to its credit agreement with its lenders that permits the company and its subsidiaries to grant second priority liens on certain owned real estate in conjunction with the pension deferrals described above. The amendment also releases escrow funds of $73 million, generated from the company’s prior real estate transactions, to pay down the revolving credit facility without reducing the company’s borrowing availability under the facility.

The company noted that it continues to close on its sale and financing leaseback agreements, with $94 million closed quarter-to-date through June 16. The company expects to close approximately $77 million of additional sale and financing leaseback transactions that are currently under contract.

“These transactions are especially critical as we continue to face substantial headwinds from the global economic recession,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Today’s announcement marks important milestones, which are part of our overall strategy to provide us with greater financial flexibility during the economic recession, giving us additional liquidity and the ability to use our cash to support the business.”

Zollars continued, “Most importantly, we continue to improve the level of service to our customers, while we focus on making our cost structure more competitive with others in our industry, strengthening our balance sheet and reducing our short-term cash obligations.”

At May 31, 2009, the company’s cash and cash equivalents, excluding restricted cash of $61 million, was $155 million compared to $151 million at April 30, 2009. The aggregated cash balance and available unused capacity under the credit agreements was $242 million at May 31, 2009, compared to $221 million at April 30, 2009.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expects” and similar expressions are intended to identify forward-looking statements. Although the company is negotiating with other IBT multi-employer pension funds to become a party to the agreement with Central States, whether any of those funds become a party to the agreement is dependent upon agreement of each of those funds.

The company’s expectations regarding its ability to close additional sale and financing leaseback transactions are only its expectations regarding these matters. Whether the company is able to close additional sale and financing leaseback transactions will be determined by the satisfaction of usual and ordinary closing conditions such as favorable title reports or opinions and favorable environmental assessments of specific properties.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com